Exhibit 99.1

Contact: Michael L. McDonald
Senior Vice President & Chief Financial Officer
703-478-5845
Email: mmcdonald@fairchild.com

THE FAIRCHILD CORPORATION TO VOLUNTARILY DELIST FROM NYSE ARCA

McLean, Virginia (November 13, 2006) - The Fairchild Corporation (NYSE: FA) announced today its intention to voluntarily withdraw its common stock from listing on NYSE Arca, Inc., formerly the Pacific Stock Exchange, in order to reduce duplicative costs and administrative burdens inherent with maintaining dual listings on NYSE Arca and the New York Stock Exchange. Fairchild’s common stock will continue to be listed on the New York Stock Exchange and will continue to trade on NYSE Arca on an unlisted trading privilege basis.

About The Fairchild Corporation

The business of Fairchild consists of two segments: sports & leisure, and aerospace. Fairchild's sports and leisure segment, known as Fairchild Sports, is comprised principally of Hein Gericke and PoloExpress. Fairchild Sports designs and sells motorcycle protective apparel, helmets, and a large selection of technical accessories, for motorcyclists. Together, Hein Gericke and PoloExpress operate 239 retail shops in Germany, the United Kingdom, Austria, Belgium, France, Italy, Luxembourg, the Netherlands, Switzerland and Turkey. Fairchild's aerospace segment is engaged in the aerospace distribution business which stocks and distributes a wide variety of parts to operators and aerospace companies providing aircraft parts and services to customers worldwide. Additional information is available on The Fairchild Corporation web site (www.fairchild.com).

This news release may contain forward looking statements within the meaning of Section 27-A of the Securities Act of 1933, as amended, and Section 21-E of the Securities Exchange Act of 1934, as amended. The Company’s actual results could differ materially from those set forth in the forward-looking statements, as a result of the risks associated with the Company’s business, changes in general economic conditions, and changes in the assumptions used in making such forward-looking statements.